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                                                        EXHIBIT 23.1


                                AUDITORS' CONSENT

TO THE BOARD OF DIRECTORS
SUN HEALTHCARE GROUP, INC.:


We consent to the incorporation by reference in the Registration Statements of Sun Healthcare Group, Inc. on Form S-8 (No. 33-80540 filed June 21, 1994, No. 33-93692 filed June 20, 1995 and No. 333-03058 filed April 1, 1996) of our report dated October 29, 1996, with respect to the balance sheet of Specified Rehabilitation Facilities of International Managed Health Care Inc. as at December 31, 1995 and the related statements of operations and cash flow for the twelve month period then ended, which report appears in the Current Report on Form 8-K/A-1 dated August 15, 1996.



/s/ KPMG
Chartered Accountants


Toronto, Canada
October 29, 1996